As filed with the Securities and Exchange Commission on  March 6,
1996.
                                        Registration No. 33-_____
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                            FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ______________________

                     MERIDIAN BANCORP, INC.
     (Exact name of registrant as specified in its charter)

      Pennsylvania                       23-2237529
(State of Incorporation)    (I.R.S. Employer Identification No.)

                      35 North Sixth Street
                   Reading, Pennsylvania 19601
                         (610) 655-2000
  (Address and telephone number of principal executive offices)

 United Counties Bancorporation 1989 Incentive Stock Option Plan
                    (Full title of the Plan)

Samuel A. McCullough                  With a copy to:
Chairman and Chief                    Joseph M. Harenza, Esquire
  Executive Officer                   Stevens & Lee
Meridian Bancorp, Inc.                P.O. Box 679
35 North Sixth Street                 111 North Sixth Street
Reading, Pennsylvania 19601           Reading, Pennsylvania 19603
(610) 655-2000                        (610) 478-2000
________________________________________________________________
    (Name, address and telephone number of agent for service)

_________________________________________________________________

                 CALCULATION OF REGISTRATION FEE
_________________________________________________________________

                                  Proposed        Proposed
 Title of                          Maximum        Maximum
Securities           Amount       Offering       Aggregate          Amount of
  to be              to be          Price         Offering        Registration
Registered         Registered     Per Unit          Price              Fee
Common stock,        159,640     $52.06(1)    $8,310,858.40(1)      $2,865.81
$5.00 par value
per share
______________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). Price reflects the average of the bid and asked price for Registrant's
     Common Stock as of March 4, 1996.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement:

     (a) Meridian's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (b)  All other reports filed by Meridian pursuant to
          Section 13(a) or 15(d) of the Exchange Act after
          December 31, 1994.

     All documents subsequently filed by Meridian pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

General

          The authorized common stock of Meridian consists of 200,000,000 shares of common stock, par value $5.00 per share.

          The holders of Meridian common stock are entitled to share ratably in dividends when and if declared by the Meridian
Board of Directors from funds legally available therefor.

          Each holder of Meridian common stock has one vote for each share held of record on each matter presented for consideration by Meridian shareholders. Meridian shareholders are not entitled to cumulate votes in the election of directors.

          The Meridian Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Meridian are elected at each annual meeting of shareholders of Meridian. Classification of the Meridian Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Meridian Board of Directors and thereby could impede a change in control of Meridian.

          The holders of Meridian common stock have no preemptive rights to acquire any additional shares of Meridian.

          Meridian's Articles of Incorporation authorize the Meridian Board of Directors to issue authorized shares of Meridian common stock without shareholder approval. Meridian common stock is included for quotation on the NASDAQ Stock Market. As a result, in order to maintain such inclusion, approval of Meridian's shareholders is required for the issuance of additional shares of Meridian common stock or securities convertible into Meridian common stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Meridian has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance; or (4) would result in a change in control of Meridian. Under NASDAQ Stock Market rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of Meridian or employees of Meridian participate.

          In the event of liquidation, dissolution or winding-up of Meridian, whether voluntary or involuntary, holders of Meridian common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Meridian Preferred Stock.

Shareholder Rights Plan

          Each share of Meridian Common Stock has attached to it one right (a "Meridian Right") issued pursuant to a Rights Agreement dated July 25, 1989, as amended June 28, 1994 and October 10, 1995 (the "Meridian Rights Agreement"). Each Meridian Right will initially entitle a holder to buy one unit of a newly authorized series of junior participating preferred stock at an exercise price of $85.00. The Meridian Rights become exercisable if a person, group or other entity acquires (with certain exceptions) or announces a tender offer for 19.9% or more of either the Meridian common stock outstanding or voting securities representing a minimum of 19.9% of Meridian's total voting power. They can also be exercised if a person or group who has become a beneficial owner of at least 4.9% (with certain exceptions) of the Meridian common stock outstanding or total voting power is declared by Meridian's Board of Directors to be an "adverse person" (as defined in the Meridian Rights Agreement). After the Meridian Rights become exercisable, the Meridian Rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase, under certain circumstances, either Meridian common stock or common stock of the potential acquiror at a substantially reduced price. Meridian is generally entitled to redeem the Meridian Rights at $.001 per Meridian right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. The Meridian Rights are not redeemable following an "adverse person" determination. The Meridian Rights expire on July 25, 1999.

Special Charter and Pennsylvania Corporate Law Provisions

          Meridian's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Meridian stock, a proxy contest for control of Meridian, the assumption of control of Meridian by a holder of a large block of Meridian's stock and the removal of Meridian's management. These provisions: (1) empower the Meridian Board of Directors, without shareholder approval, to issue Meridian Preferred Stock the terms of which, including voting power, are set by the Meridian Board; (2) divide the Meridian Board of Directors into three classes serving staggered three-year terms;
(3) restrict the ability of shareholders to remove directors;
(4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Meridian's voting power, if the transaction is not approved, in advance, by the Meridian Board of Directors; (5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances two-thirds, of total voting power approve repeal or amendment of certain provisions of Meridian's articles of incorporation; (7) require any person who acquires stock of Meridian with voting power of 25% or more to offer to purchase for cash all remaining shares of Meridian's voting stock at the highest price paid by such person for shares of Meridian's voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require that shares with at least two-thirds of total voting power approve repeal or amendment of Meridian's bylaws; and (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

          The Pennsylvania Business Corporation Law of 1988 (the
"PaBCL") contains certain provisions applicable to Meridian which may have similar effects.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the Meridian Common Stock to be issued pursuant to the Plan and certain other legal matters relating to the Plan are being passed upon for Meridian by the law firm of Stevens & Lee, P.C., 111 North Sixth Street, Reading, Pennsylvania 19601, special counsel to Meridian. Sidney D. Kline, Jr., a director of Meridian, is a principal of Stevens & Lee. Certain attorneys at Stevens & Lee and members of their immediate families own or have investment discretion with respect to an aggregate of less than 75,000 shares of Meridian Common Stock.

Item 6.   Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Meridian provide for (1) indemnification of directors, officers, employees and agents of Meridian and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Meridian.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

 4.1      United Counties Bancorporation 1989 Incentive Stock
          Option Plan. (Incorporated herein by reference to Exhibit 28(a) to the Registration Statement
          No. 33-28155 on Form S-8 of United Counties
          Bancorporation.)

 4.2      Form of United Counties Bancorporation 1989 Incentive
          Stock Option Agreement. (Incorporated herein by reference to Exhibit 28(b) to the Registration
          Statement No. 33-28155 on Form S-8 of United Counties
          Bancorporation.)

 4.2      Rights Agreement dated July 25, 1989, between Meridian
          Bancorp, Inc. and Meridian Bank, as Rights Agent.
          (Incorporated herein by reference to Meridian's
          Registration Statement on Form 8-A filed August 14,
          1989.)

 4.2 Amendment to Rights Agreement, dated as of June 28, 1994, between Meridian Bancorp, Inc. and Meridian Trust Company, as Rights Agent. (Incorporated herein by reference to Exhibit 2.2 of Amendment No. 1, filed
          July 25, 1994, to the Registration Statement on
          Form 8-A of the Registrant, filed August 14, 1989.)

 4.3 Amendment to Rights Agreement, dated as of October 10, 1995, between Meridian Bancorp, Inc. and Meridian Trust Company. (Incorporated herein by reference to Exhibit 2.3 to Amendment No. 2 on Form 8-A/A, dated November 6, 1995, to the Registration Statement on
          Form 8-A dated August 11, 1989 of Meridian Bancorp,
          Inc.)

 4.6 Articles of Incorporation of Meridian Bancorp, Inc., as amended. (Incorporated herein by reference to Exhibit
          3.2 to Meridian's Annual Report on Form 10-K for the year ended December 31, 1994.)

 4.7      Bylaws of Meridian Bancorp, Inc., as amended.
          (Incorporated herein by reference to Exhibit 3.2 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991.)

 2.1 Agreement and Plan of Merger, dated as of October 10, 1995, by and between Meridian Bancorp, Inc. and CoreStates Financial Corp. (Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K, dated October 10, 1995, of Meridian Bancorp, Inc.)

 5. Opinion of Stevens & Lee re: Legality of common stock being registered.

24.1      Consent of KPMG Peat Marwick, Certified Public
          Accountants.

24.2 Consent of Stevens & Lee. (Included in Exhibit 5 to this Registration Statement.)

25. Power of Attorney. (Included on signature page to this Registration Statement.)

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on this 27th day of February, 1996.

                              MERIDIAN BANCORP, INC.


                              By /s/Samuel A. McCullough
                                   Samuel A. McCullough,
                                   Chairman and Chief Executive
                                   Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel A. McCullough and David E. Sparks, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                   Date

/s/Samuel A. McCullough       Chairman, Chief   February 27, 1996
Samuel A. McCullough          Executive Officer
                              and Director
                              (Principal
                              Executive
                              Officer)

/s/David E. Sparks            Vice Chairman     February 27, 1996
David E. Sparks               and Chief
                              Financial Officer
                              (Principal
                              Financial and
                              Accounting
                              Officer)

/s/DeLight E. Breidegam, Jr.  Director          February 27, 1996
DeLight E. Breidegam, Jr.

/s/Thomas F. Burke, Jr.       Director          February 27, 1996
Thomas F. Burke, Jr.

/s/Robert W. Cardy            Director          February 27, 1996
Robert W. Cardy

/s/Harry Corless              Director          February 27, 1996
Harry Corless

/s/William D. Davis           Director          February 27, 1996
William D. Davis

____________________________  Director          February 27, 1996
Julius W. Erving

/s/Fred D. Hafer              Director          February 27, 1996
Fred D. Hafer

/s/Lawrence C. Karlson        Director          February 27, 1996
Lawrence C. Karlson

/s/Ezekiel S. Ketchum         Director          February 27, 1996
Ezekiel S. Ketchum

/s/Sidney D. Kline, Jr.       Director          February 27, 1996
Sidney D. Kline, Jr.

/s/George W. Leighow          Director          February 27, 1996
George W. Leighow

____________________________  Director          February 27, 1996
Joseph F. Paquette, Jr.

/s/Daniel H. Polett           Director          February 27, 1996
Daniel H. Polett

/s/Lawrence R. Pugh           Director          February 27, 1996
Lawrence R. Pugh

/s/Paul R. Roedel             Director          February 27, 1996
Paul R. Roedel

/s/Wilmer R. Schultz          Director          February 27, 1996
Wilmer R. Schultz

____________________________  Director          February 27, 1996
Robert B. Seidel

/s/Judith M. von Seldeneck    Director          February 27, 1996
Judith M. von Seldeneck

/s/George Strawbridge, Jr.    Director          February 27, 1996
George Strawbridge, Jr.

/s/Anita A. Summers           Director          February 27, 1996
Anita A. Summers

/s/Earle A. Wootton           Director          February 27, 1996
Earle A. Wootton

                          EXHIBIT INDEX

Exhibit

 4.1      United Counties Bancorporation 1989 Incentive Stock
          Option Plan. (Incorporated herein by reference to Exhibit 28(a) to the Registration Statement
          No. 33-28155 on Form S-8 of United Counties
          Bancorporation.)

 4.2      Form of United Counties Bancorporation 1989 Incentive
          Stock Option Agreement. (Incorporated herein by reference to Exhibit 28(b) to the Registration
          Statement No. 33-28155 on Form S-8 of United Counties
          Bancorporation.)

 4.2      Rights Agreement dated July 25, 1989, between Meridian
          Bancorp, Inc. and Meridian Bank, as Rights Agent.
          (Incorporated herein by reference to Meridian's
          Registration Statement on Form 8-A filed August 14,
          1989.)

 4.2      Amendment to Rights Agreement, dated as of June 28,
          1994, between Meridian Bancorp, Inc. and Meridian Trust
          Company, as Rights Agent. (Incorporated herein by reference to Exhibit 2.2 of Amendment No. 1, filed
          July 25, 1994, to the Registration Statement on
          Form 8-A of the Registrant, filed August 14, 1989.)

 4.3      Amendment to Rights Agreement, dated as of October 10,
          1995, between Meridian Bancorp, Inc. and Meridian Trust
          Company. (Incorporated herein by reference to Exhibit 2.3 to Amendment No. 2 on Form 8-A/A, dated
          November 6, 1995, to the Registration Statement on
          Form 8-A dated August 11, 1989 of Meridian Bancorp,
          Inc.)

 4.6 Articles of Incorporation of Meridian Bancorp, Inc., as amended. (Incorporated herein by reference to Exhibit
          3.2 to Meridian's Annual Report on Form 10-K for the year ended December 31, 1994.)

 4.7      Bylaws of Meridian Bancorp, Inc., as amended.
          (Incorporated herein by reference to Exhibit 3.2 of Meridian's Annual Report on Form 10-K for the year ended December 31, 1991.)

 2.1      Agreement and Plan of Merger, dated as of October 10,
          1995, by and between Meridian Bancorp, Inc. and CoreStates Financial Corp. (Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K, dated October 10, 1995, of Meridian Bancorp,
          Inc.)

 5. Opinion of Stevens & Lee re: Legality of common stock being registered.

24.1      Consent of KPMG Peat Marwick, Certified Public
          Accountants.

24.2 Consent of Stevens & Lee. (Included in Exhibit 5 to this Registration Statement.)

25. Power of Attorney. (Included on signature page to this Registration Statement.)
